Exhibit 4.2

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Certain identified information has been excluded from this exhibit because it is the type that the registrant treats as private or confidential.

Service Support & Maintenance

CUST2MATE

For Yohananoff Chain

Smart cart system

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Summary

Further to the order by M. Yohananof & Sons chain (1988) Ltd (Hereinafter: the “Customer” or the “ Chain” or “Yohananoff”) of a thousand smart carts from “CUST2MATE” (hereinafter: “CUST2MATE” or the “Company”) for the amount per smart cart of NIS [________] per cart, in accordance with the distribution and delivery times agreed upon between the parties.

In order to provide support to the smart carts purchased by Yohananoff so that Yohananoff’s customers can use them to the fullest in the Chain’s branches, the Company will provide service and maintenance to Yohananoff attending to software and hardware of the “smart cart system”.

“Smart Cart System” The “unique” system developed by the Company which includes hardware and software elements.

The Smart Cart System is based on communications/electrical infrastructure at the customer’s site (branch/store) that are not included in this service agreement and are fully under the Customer’s responsibility.

Service Description:

This document details the hardware and software maintenance service for the “smart cart” product by the Company or another party acting on its behalf (provided this does not detract from the Company’s responsibility for providing services under this agreement).

The service organization will include a digital service center, technical support for software, technician service for the supply/collection of carts from the warehouse at the chain’s central branch, and laboratory service.

Responding to and servicing the chain’s reports:

Level 1

Definition:

●	The support service’s initial support system, to which issues and questions related to software and hardware will be reported.

Method of reporting:

●	A digital contact form in the support software or a text message.

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Report response settings:

●	Within [________] hours of receiving the report (within the framework of the service time window defined below), a representative of CUST2MATE will begin examining and servicing a low-priority report.
●	In cases where the service representative notices a high-priority malfunction or Yohananoff reports the malfunction as a high-priority malfunction (in accordance with the definitions below), the servicing of the malfunction will begin within [________] and will update other parties (managers, in the event of a hardware malfunction the manager of the technicians’ team will be updated) regarding the malfunction.

The process of servicing a report:

●	Every call/service will be recorded in the service system.
●	In low-priority cases:
The request must be dealt with by connecting the support representative to the Customer’s system and only after receiving confirmation of this from the Customer to verify the reported problem.
●	The service representative will diagnose the problem, including its business impact, its urgency, and whether the problem is recurring.
●	High-priority malfunctions – frequent malfunctions must pass escalation.

Defining a report type:

●	A low-priority report - a malfunction of up to [________] of the smart strollers in the relevant branch of the chain.
●	High-priority report – a malfunction of [________] or more of the CUST2MATE system at the relevant branch of the chain, servicing an urgent request will be continuous until a solution is found.

Support Level SAL-1:

●	Low-priority report - service starting time - up to [________] hours after the report was registered in the system. SLA calculation is carried out within the service time window.
●	High-priority report – approximate service starting time up to [________]. SLA calculation is carried out within the service time window.

Service time:

●	Service time window:

Support services, Sundays to Thursdays, from [________] to [________]. Fridays or holidays eve - [________] to [________].

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2nd Level support services

Definition:

●	The next level of support after level 1 is a more technical one. This team’s main responsibility - dealing with malfunctions which are still unresolved or are not under level 1 authority.

Responding to the incidents at a high technical level, and when it is not possible, all the necessary technical information will be collected and transferred to level 3 for assistance in finding the solution or for further probing.

Responsibilities:

●	Provide solutions (workarounds or final fixes) to known issues.
●	Description/solution of the problem: information about the symptoms, frequency of occurrence, collection of LOG files, databases, system configuration files, and full error details.
●	Reproducing the problem within the testing system.
●	Checks for system changes such as updates, configurations, and add-ons or replacing recently changed system components that may be the source of the problem.
●	Updating the service status to level 1.
●	Documentation of the reproducing steps/problem script.
●	Knowledge base management: problems/solutions.
●	Distribution of revised versions
●	If service is the responsibility of a third party or another team in the chain of service, all the required information will be transferred with full documentation and follow-up to a complete solution.
●	If no solution is found, a transfer will be made to Level 3 service with full documentation and all the required information, including opening a report in the problem management system advising Level 3.
●	After testing and receiving a Level 3 answer - documenting the solution in a ticketing system, adding a solution to the knowledge base, and updating the Customer in conversation or in writing about the results of the service – source, and solution.
●	As well as updating the Customer regarding any other reasonable solution required for using a smart cart.
●	Support and maintenance services

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Support Level SAL-2:

●	Low-priority report - service starting time - up to [________] hours after the report was registered in a level 1 team in the system. SLA calculation is carried out within the service time window.
●	High-priority report – approximate service starting time up to [________]. SLA calculation is carried out within the service time window. The time of the disabling malfunction is calculated together with level 1 time – As a Total.

Service time:

●	Standard Service time:
All customers with a regular service agreement are entitled to receive support services, Sundays to Thursdays, from [________] to [________]. Fridays or holidays eve - [________] to [________].

Service Technicians and laboratory:

Definition:

Product Support for “Smart Cart” solution - repair of hardware components in the customer’s environment and laboratory.

Hardware Service

●	All hardware products/components listed in this document, including computers.
●	The process of handling the collection and delivery of a cart in the event of a hardware failure.
●	The repairs will be carried out in the warehouse at the central branch of the Yohananoff chain.
●	Cooperation in complex malfunctions when servicing requires the involvement of several parties - such as the communications provider/the customer’s IT infrastructure personnel - and third parties.
●	Proactive work of a technician in the field - going through all the carts in the store and identifying problems that the customer did not report.

Technicians and Laboratory Level service:

●	Low-priority report - replacing a smart cart in a warehouse at the central branch of the Yohananoff chain - Up to [________] business days.
●	Urgent priority report – will be serviced [________][________].

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The service time for technicians and laboratory:

●	Sundays to Thursdays, from [________] to [________]

Service Protocol:

●	Upon receipt of a service call, the arrival time will be coordinated with the branch to carry out a repair or a replacement of the cart (at the discretion of a technician).
●	The malfunctioning “smart cart” will be collected (in accordance with the “cart collecting” procedure to be determined) from the branch and replaced on the spot with a fully functioning smart cart. (In accordance with the “cart return” procedure to be determined).
●	The entire process of collection/delivery (exchange) will be computerized and documented, including photographs and a signature on the customer’s certificate.
●	Receiving the faulty cart to the laboratory and handling it according to the “entering a cart to the laboratory” procedure.
●	servicing the cart as required -the mechanical and electronic components of the cart, peripheral equipment (screen, scanner, scales, pinpad, etc.), computing and operating system, installation of an image with CUST2MATE Software.
●	Any cart that has arrived for service in the laboratory, regardless of the nature of the malfunction, will undergo a complete checkup and preventive service in accordance with the procedures of CUST2MATE prior to its return to the customer.
●	The Company will try its best to maintain the complete fleet, except in out-of-warranty cases as detailed in the Limitation of Liability sections below.

Repair of products/parts outside the framework of service or malfunction caused by damage.

●	In the event of a malfunction outside the warranty framework, a record of the case (photo + description) will be made.
●	Repair Cost – parts: in accordance with the price list in the agreement + travel/work time.
●	Payment for the repair cost will be made immediately against a tax invoice.

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3rd and 4th Level support services

* 3rd and 4th Level support services

Definition:

●	L3 team includes software/hardware support specialists, whose job is to solve the complex problems that have passed from the Level 2 team only. Using various means and tools, members of this team will try to solve the problem and, if necessary, seek additional help from L4 Team to continue solving the problem and/or opening a bug.
●	Bugs that have received an “urgent” classification will be dealt with in the “HOT FIX” protocol based on a version installed in the field.
●	Bugs in medium/low classifications will be dealt with in a future/next version, and their fixing will be installed in the field in accordance with the schedule set for a future/next version.

Fields of responsibility

●	Maintaining ownership of the event until a solution is found. Regular status updates on the process.
●	Reports classification (software failure/hardware failure/operational failure).
●	Performing characterization activities (platform/hardware/driver) to isolate the source of the problem.
●	Full deep-level analysis of the data obtained from the Level 2 team.
●	Reproduce the problem on CUST2MATE LAB as needed.
●	Providing solutions to new problems where possible; performing the necessary “tach” or operational solution to address the problem.
●	Documentation in the knowledge base of CUST2MATE - problems/solutions.
●	Transfer urgent fixes (Hot Fix) or settings fixes to the client.
●	Configuration changes.
●	Gather more information for bug fixing on level 4 requests.
●	Fix the detected bugs and release them.

Customer Responsibilities:

●	The Customer will take all reasonable actions necessary to assist the Company in identifying and reproducing problems and will provide the Company with all reasonable and necessary assistance in providing the Support Services. The customer agrees to notify the company within a reasonable time after the discovery of any problems.

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●	It is the Customer’s responsibility to do its best to protect the computer systems connected to the smart cart and/or smart cart materials and to backups the information that will be inserted or stored on it. The protection and backup will be carried out using backup tools as recommended by the Customer’s IT people from time to time, in accordance with generally accepted IT standards.

General instruction:

Contract validity time

●	This contract entered into force on July 1, 2022 (hereinafter: the “Date of Commencement of Services”) and will end 36 months thereafter (hereinafter: the “Service Period”).
●	Notwithstanding the preceding and the following, either party shall be entitled to terminate this Agreement in one of the following cases:

○	The other party has fundamentally breached this Agreement and has not amended such breach within 30 days of the other party’s written request.
○	The other party began liquidation and/or receivership proceedings, and/or these were not terminated and/or canceled within 60 days.

●	90 days prior to the end of the Service Period, the parties shall enter into good faith negotiations regarding the extension of the Service Term and the adjustment of the commercial terms for that additional period.
●	Notwithstanding the preceding and below,

○	Yohananoff shall be entitled to terminate this Agreement, for any reason, by giving prior written notice to the Company of at least 120 days.
○	The Company shall be entitled to terminate this Agreement, for any reason, by giving Yohananoff at least 180 days prior written notice.

The compensation

●	For the services specified in this service agreement, the Customer will pay the Company an annual service for each “smart cart” separately (commencing on the day of delivery of that cart), the amount of NIS[________] plus VAT (reflecting [________] % of the price of a “smart cart”) (hereinafter: the “Annual Consideration”).
●	The Annual Consideration shall be paid in four equal quarterly payments as follows

○	During the period of the services, at the beginning of each calendar quarter, the company will provide the customer with a report that specifies the proportional part of the aggregate annual proceeds (i.e., for all smart carts combined) for the services to be provided in this quarter (the “Quarterly Report” and the “Quarterly Payment,” respectively).

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○	No later than five business days after receiving the Quarterly Report, the Customer will transfer to the company’s account (in accordance with instructions that will be given from time to time) the Quarterly Payment against a tax invoice.

●	Notwithstanding the preceding, it is summarized as follows: The obligation to pay an annual consideration for each smart cart separately will take effect after the lapse of 12 months from its delivery date to the customer.

Intellectual property and Confidentiality

●	The smart cart contains, among others, information, data, and content, some of which are owned by the Company and some of which are owned by third parties, protected by patents, copyrights, trademarks, and other proprietary rights. All intellectual property rights in the Smart Cart and its “related services”, including, without limitation, in applications reports, software, designs, methods, graphics, texts, information, images, video, sound, and other files, their selection and organization) as well as new versions and updates released from time to time (if released) (the “Smart Cart Materials”), are the sole and full property of the Company and/or others on its behalf, and will remain its property even at the end of this Agreement. All intellectual property rights in developments, modifications, improvements, and adjustments made by “smart cart materials, insofar as they are made (by it or by others), will be the sole property of the Company and/or others on its behalf.
●	The Customer is prohibited from adapting, using, or taking advantage of the smart cart materials for any purpose other than for personal use, itself or through others, except provided that it has received the express prior written consent of the Company. For the avoidance of doubt, except for such personal use, the use of the Smart Cart materials should not be construed as granting any right to the Company’s intellectual property, the Smart Cart materials, or any knowledge related to these materials.
●	The Client undertakes to maintain confidentiality and not to transfer to any third party any information that has come into his possession related to knowledge, secrets, work methods, or clients. The obligation to maintain confidentiality, as stated in this section, shall not apply to information that is in the public domain or to information that must be disclosed by the law or by an order of a governmental or judicial authority.
●	Nothing in this section shall derogate from the Customer’s ownership of the purchased smart carts, which are its private property (except for the aforementioned software, which remains owned by the company).

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Liability Limitation

●	It is hereby clarified that except for the obligations specified in this Service Agreement, the Smart Cart materials are provided by the Company and/or others on its behalf as they are (AS IS), without the Company giving any representation, statement, or promise in connection with them, their quality, completeness, suitability to the customer’s needs and anything else in connection with them.
●	The Company cannot guarantee that access to and use of smart cart materials will operate at all times without any interruptions, delays, or errors. There are several factors that may affect the quality of communication and use of the Smart Cart and lead to a failure and/or interference and/or the ability to establish communication, including the local network, firewall, Internet service provider, public internet, and the smart cart’s power supply.
●	The Company’s liability under this service agreement is limited to the provision of services in accordance with its provisions. The Company does not take any responsibility and/or is obligated to provide service under this agreement for any malfunctions and/or defects and/or damages that will be caused to the smart cart systems and/or its components in the following cases:

○	The operation of the smart cart (software and/or hardware) not in accordance with the operating instructions as provided to the Customer by the Company and/or anyone on its behalf or according to the manufacturer’s instructions, including shaking the systems of the smart cart and/or parts of it and removing it from the store building (sales hall).
○	Any damage or malfunction of the smart cart systems, it’s software and/or hardware, caused intentionally or as a result of gross negligence, improper and/or unprofessional use, defects and/or irregularities in the electricity, communications and/or air conditioning systems, explosions, natural disasters, acts of malice, radiation and/or radioactive pollution, water and moisture damage, the ingress of other liquids, and/or due to the penetration of foreign bodies to evaluate the smart cart and/or part of it, such as viruses and/or other harmful software.
○	Any damage and/or breakdown caused due to actions performed by a technician and/or any service person and/or another party other than the Company and/or someone on its behalf.

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○	Any damage caused due to connecting additional components and/or installing additional software that the Company did not approve in writing and in advance.
○	Any other case in which, according to the provisions of this service and/or the provisions of any law Company is not responsible for;

●	It is also clarified that the warranty and service under this agreement do not include the following:

○	Infrastructure/finishing works of equipment, including accessories, consumable items such as wheels, cable for the scanner, weight layers, and/or other items defined by the Company and/or the manufacturer as consumables.
○	Clearing devices – pinpads purchased by a customer, will be outside the framework of responsibility and service, except for the installation service that will be carried out by the company.

●	In the event that malfunctions and/or defects and/or damages have been caused to the smart cart materials and/or its components due to one or more of the cases listed above, at the request of the Customer, the Company will repair the malfunction/damage, and the Customer will pay the cost of the repair, according to the price list appearing in this agreement, which will be valid at that time.
●	The Customer agrees and confirms that its use of the smart cart and the services are at its own risk and that he will be solely responsible for any actions and omissions performed or made in connection with their use and will bear all the risks recognized as such.
●	The Company shall have no liability of and/or liability of any kind whatsoever towards the Customer for indirect, special, consequential, loss of goodwill, loss of revenue and profits whether foreseeable or not, regardless of the cause of action or the cause of the damage, caused to the Customer in connection with the Smart Cart materials and/or services under this Services Agreement.

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●	It is agreed that the Company’s liability towards the Customer beyond what is stated in the framework of this Agreement (i.e., replacement and/or repair of any part and/or defective parts that may be required for the proper operation of the Smart Cart) and in relation to the Customer’s use of the cart, will be limited to direct damages caused to the Customer by the Company or someone on its behalf, act or omission, and this liability of the Company shall not exceed [________]NIS per year, with no accrual from year to year. It is clarified and agreed as such for the purposes of this section, that insofar as the Customer is required to pay, following a judgment, and paid in practice, to a third party plaintiff for physical damages caused by the use of the smart cart, these amounts shall be considered direct damages.
●	The Company has the right to make any changes, adjustments, updates, and improvements to the Smart Cart and/or the services from time to time, including with regard to access, content, structure, and manner of use, by adding information or services and/or subtracting information or services, provided that none of the above shall impair the use of the cart or reduce its capabilities as existing in the cart at the time it is provided to Yohananoff. In addition, it may update or change the Privacy Policy from time to time, as necessary, and as a result of changes in the law.
●	The company reserves the right to stop supplying any smart cart parts with prior notice of six months.

Governing Law and Jurisdiction

●	The provisions of this service agreement, its interpretation, validity, and violation shall be governed by the laws of the State of Israel. The authority to rule in all matters relating to this service agreement shall be vested in the competent courts in Tel Aviv-Yafo only so that the jurisdiction of any court and/or another tribunal shall be revoked.

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